Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-169453

Issuer Free Writing Prospectus dated May 30, 2013

NATIONAL RURAL UTILITIES

COOPERATIVE FINANCE CORPORATION

COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings:	A1 (Stable) / A+ (Stable) (Moody’s / S&P)

Principal Amount:	$400,000,000

Security Type:	Collateral Trust Bonds

Legal Format:	SEC Registered

Pricing Date:	May 30, 2013

Settlement Date:	June 6, 2013 (T+5)

Maturity Date:	June 15, 2020

Coupon:	2.35%

Price to Public:	99.858%

Benchmark Treasury:	1.125% due April 30, 2020

Benchmark Treasury Yield:	1.497%

Spread to Benchmark Treasury:	+87.5 basis points

Yield to Maturity:	2.372%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing December 15, 2013

Optional Redemption:

At any time on or after May 15, 2020, the Bonds will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest on the Bonds being redeemed to, but excluding the redemption date.

At any time before May 15, 2020, the Bonds will be redeemable, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Treasury Rate, plus 15 basis points, plus accrued and unpaid interest on the Bonds being redeemed to, but excluding, the redemption date.

Denominations:	$2,000 x $1,000

CUSIP:	637432 MU6

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
RBS Securities Inc.

Senior Co-Managers:	KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
BBVA Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities LLC calling collect at 212- 834-4533, Mitsubishi UFJ Securities (USA), Inc. by toll-free at 1-877-649-6848, Mizuho Securities USA Inc. by calling toll-free at 866-271-7403, RBC Capital Markets, LLC by calling toll-free at 1-866-375-6829, and RBS Securities Inc. by calling toll-free at 1-866-884-2071.